WELLSFORD REAL PROPERTIES, INC.
                               535 Madison Avenue
                            New York, New York 10022

                                                              September 30, 2000

Creamer Vitale Wellsford, LLC
535 Madison Avenue, 26th Floor
New York, New York 10022

Frank G. Creamer, Jr.
27 Fern Street
Floral Park, New York 11001

Michael J. Vitale
77 Kensington Road
Garden City, New York 11530

Gentlemen:

     Reference is made to (i) the Limited Liability Company Agreement of Creamer Vitale Wellsford, LLC, dated as of January 20, 1998 (the "CVW Operating Agreement"), by and between Wellsford CRC Holding Corp. ("Wellsford"), a wholly-owned subsidiary of Wellsford Real Properties, Inc. ("WRP"), and SX Advisors, LLC ("SX Advisors"), (ii) the Amended and Restated General Partnership Agreement of Creamer Realty Consultants ("CRC"), dated as of January 1, 1998, by and between Wellsford and FGC Realty Consultants, Inc. and (iii) the Assignment and Assumption, made as of January 20, 1998, by and between CRC and Creamer Vitale Wellsford, LLC ("CVW').

     Reference is also made to the proposal by CVW to form a limited liability company ("Clairborne Fordham Tower, LLC") together with Wellsford Fordham Tower, LLC and The Prudential Insurance Company ("Prudential") for the purpose of purchasing, owning, repositioning, restructuring and otherwise investing in and dealing with a $34,000,000 mezzanine loan to be made to Fordham/ICD Superior, L.L.C. (the making of such loan, the "Proposed Investment"), which Proposed Investment is expected to close on September 29, 2000.

                                     PART I
                                     ------

     In anticipation of the closing of the Proposed Investment,  WRP, CVW, Frank
G. Creamer, Jr. ("Creamer") and Michael J. Vitale ("Vitale" and collectively with WRP, CVW and Creamer, the "Parties") desire to provide for the separation of Creamer from CVW and other matters relating to the administration and operation of CVW. The Parties hereby therefore agree as follows:

                             Exhibit 10.102 Page 1
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          1.  Effective as of September  30, 2000 (the  "Effective  Date"),  (i)
     Creamer shall terminate his employment with CVW and (ii) CVW shall terminate the employment of all other persons employed by CVW, with the exception of Vitale. Upon such terminations, CVW shall make severance payments to the terminated employees in accordance with Schedule A attached hereto.

          2. The Parties agree that CVW shall reimburse all unreimbursed bona fide business expenses incurred by employees of CVW for the benefit of CVW during the period up to and including the Effective Date.

          3. Attached hereto as Schedule A is a projection of the cash flow of CVW through December 31, 2000 (the "Cash Flow Projection"), which Cash Flow Projection has been prepared by CVW's accountants. Each of Creamer and Vitale severally represents and warrants to WRP that (i) he has reviewed the Cash Flow Projection and (ii) to the best of his knowledge, the Cash Flow Projection (A) was prepared based upon assumptions which had a reasonable basis at the time of preparation and (B) as of the date hereof, represents a good faith reasonable estimate of the cash flow of CVW through December 31, 2000.

          4. Following the Effective Date, (i) WRP shall provide technical and administrative support to Vitale substantially similar in scope to the support currently provided to him by CVW, and CVW shall cease to provide such support.

          5. Creamer, Vitale and CVW jointly and severally covenant and agree to
     (i) take appropriate measures to eliminate all operating costs of CVW as soon as practicable after the date hereof, except for such costs as shall be required to maintain (A) CVW's ongoing business and (B) liability protection for CVW in connection with its prior operations up to and through the date hereof and (ii) use their best efforts to collect, as soon as practicable after the date hereof, all outstanding receivables due CVW.

          6. Up to and including the Effective Date, Creamer and Vitale shall not, and after the Effective Date, Vitale shall not, permit CVW to make any cash expenditure in excess of $2,000 without the prior written approval of WRP.

          7. The Parties agree to work together diligently to cause the closing of the Proposed Investment by November 15, 2000.

          8. Vitale and Creamer covenant and agree, in connection with the Proposed Investment, to use their commercial best efforts to facilitate an orderly transition of their relationship with Prudential to key personnel of WRP, including, without limitation, negotiating a reduction of the share payable to Prudential of the extension fee due CVW in connection with the Proposed Investment.

          9. The Parties agree that CVW shall make no distributions or allocations of income to SX Advisors for the 2000 fiscal year of CVW, and Creamer and

                             Exhibit 10.102 Page 2
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     Vitale  each  hereby  waives  on behalf  of SX  Advisors  any claim to such distributions or allocations.

          10. Vitale and Creamer jointly and severally covenant and agree that no material decision with respect to or affecting the Proposed Investment or Clairborne Fordham Tower, LLC will be made without the specific prior express consent of WRP.

          11. The Parties agree that, notwithstanding anything in this letter agreement to the contrary, the Warrant Agreements, each dated as of January 20, 1998 (each, a "Warrant Agreement"), executed by WRP and accepted by each of Creamer and Vitale, respectively, shall continue in full force and effect in accordance with their respective terms.

                                     PART II
                                     -------

     If the Proposed Investment closes by November 15, 2000 (or by such other date as the Parties shall hereafter otherwise agree), and CVW's cash on hand less reserves for unpaid liabilities, costs and employee compensation payable through December 31, 2000 (such net amount calculated as of October 1, 2000, the "Distributable Cash") is $175,000 or more, the Parties further agree as follows:

          1. Effective as of October 1, 2000, WRP shall purchase the 51% membership interest in CVW held by SX Advisors (the "SX Interest") for a purchase price of $200,000 (such purchase transaction, the "Buyout Transaction"), which purchase price shall be paid by wire transfer in immediately available funds to an account designated by SX Advisors.

          2. In connection with the Buyout Transaction, Creamer and Vitale, jointly and severally, hereby represent and warrant to WRP on behalf of SX Advisors, on the date hereof and on the date of the closing of the Buyout Transaction, that:

               (a) The consummation by SX Advisors of the Buyout Transaction has been duly and validly authorized by all necessary limited liability company action on the part of SX Advisors;

               (b) SX Advisors has good and valid title to the SX Interest, free and clear of all liens, security interests, pledges, mortgages, rights of first refusal, options, proxies, voting trusts or other encumbrance (collectively, "Encumbrances"), and the sale and delivery of the SX Interest to WRP will vest in WRP good and valid title to the SX Interest, free and clear of all Encumbrances (other than Encumbrances created or suffered by WRP);

               (c) The consummation of the Buyout Transaction by SX Advisors will not, with or without the giving of notice or the lapse of time, or both, conflict with or violate (i) any provision of law, rule or regulation to which either SX Advisors or CVW is subject, (ii) any order, judgment or decree applicable to SX

                             Exhibit 10.102 Page 3

          Advisors or CVW or binding upon the assets or properties of SX Advisors or CVW, or (iii) any provision of the organizational or operational documents of CVW;

               (d) CVW has no material liabilities, commitments or obligations (secured or unsecured and whether accrued, absolute, contingent or otherwise and whether due or to become due) which have not been disclosed to WRP, other than any liabilities, commitments or obligations incurred in the ordinary course of CVW's business consistent with past practice;

               (e) CVW has good title to all of the assets and properties which it purports to own free and clear of all Encumbrances;

               (f) Except for the agreements disclosed on Schedule B attached hereto (the "Commitments"), CVW is not a party to or bound by any material contract or agreement and is not in material breach of or default under any of the Commitments;

               (g) There are no lawsuits, actions or proceedings in any court or before any governmental authority pending or, to the best knowledge of Creamer and Vitale, threatened against SX Advisors or CVW, nor is either SX Advisors or CVW subject to any outstanding orders, rulings, judgments or decrees of any court or governmental authority;

               (h) CVW is in compliance in all material respects with all applicable laws, rules and regulations currently in effect;

               (i) No consent, approval or authorization of, or exemption by, or filing with, any governmental authority or any third party is required to be obtained or made by SX Advisors in connection with the Buyout Transaction, except to the extent such consents have been obtained; and

               (j) CVW is not liable for any due and unpaid taxes of any kind in any jurisdiction and has not received notice of any audit or other proceeding from any tax authority.

          3. In connection with the Buyout Transaction, WRP hereby represents and warrants to Creamer and Vitale for the benefit of SX Advisors, on the date hereof and on the date of the closing of the Buyout Transaction, that:

               (a) The consummation by WRP of the Buyout Transaction has been duly and validly authorized by all necessary corporate action on the part of WRP;

               (b) The consummation of the Buyout Transaction by WRP will not, with or without the giving of notice or the lapse of time, or both, conflict with or violate (i) any provision of law, rule or regulation to which WRP is subject, (ii) any

                             Exhibit 10.102 Page 4
          order, judgment or decree applicable to WRP or binding upon the assets or properties of WRP, or (iii) any provision of the certificate of incorporation or by-laws of WRP; and

               (c) No consent, approval or authorization of, or exemption by, or filing with, any governmental authority or any third party is required to be obtained or made by WRP in connection with the Buyout Transaction, except to the extent such consents have been obtained.

          4. The representations and warranties contained in paragraphs 2 and 3 of this Part II hereof shall survive for a period of one year following the closing of the Buyout Transaction, except that the representations and warranties contained in paragraph 2(b) of this Part II shall survive without limitation as to time.

          5. Following the closing of the Buyout Transaction, WRP shall be responsible for filing or causing to be filed all federal, state and local tax returns required of CVW and shall be the "tax matters partner" of CVW within the meaning of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended.

          6. WRP and Vitale shall negotiate in good faith an agreement that provides for Vitale to continue as an employee of CVW until December 31, 2000 at Vitale's current compensation.

          7. Upon the closing of the Proposed  Investment,  CVW shall pay to WRP
     (i) $68,000 of the origination fee payable to CVW in connection with the Proposed Investment and (ii) $8,500 of the extension fee payable to CVW in connection with the Proposed Investment, for an aggregate payment to WRP of $76,500.

          8. Upon the closing of the Buyout Transaction, CVW shall distribute to Wellsford all of the Distributable Cash of CVW. The Parties agree that such payment to Wellsford shall be in full satisfaction of the priority distribution due Wellsford for fiscal 2000 (the "2000 Priority Payment") pursuant to Article III of the CVW Operating Agreement, and WRP hereby waives, on behalf of Wellsford, any further claim against CVW for the 2000 Priority Payment.

          9. Upon the closing of the Buyout Transaction, all rights and obligations of SX Advisors, Creamer and Vitale under the CVW Operating Agreement shall terminate.

          10. As more fully set forth in the Promote Sharing Agreement, dated as of even date herewith, among the Parties and CVW, in the event CVW receives any payments from Clairborne Fordham Tower, LLC representing distributions of First Level Carried Percentage or Second Level Carried Percentage (as such terms are defined in the operating agreement of Clairborne Fordham Tower, LLC) with respect to the Proposed Investment (such payments, the "Promote Payments"), each of Creamer and Vitale shall be entitled to receive an amount equal to (i) 25% of the first $1,000,000 and (ii) 27.5% of all amounts in excess of $1,600,000 of such Promote Payments in the aggregate.

                             Exhibit 10.102 Page 5

          11. WRP agrees that, at any time after March 31, 2001, upon the request of either of Creamer or Vitale, it shall promptly cause the name of CVW to be changed to a name that does not include the name "Creamer" or "Vitale," as the case may be, and to cause CVW thereupon to cease use of the name "Creamer" or "Vitale," as the case may be, in connection with the business and operations of CVW.

     If WRP does not acquire the SX Interest, the Parties agree to negotiate in good faith with respect to all matters necessary to ensure the orderly continuation of CVW's existence and operation.

                             Exhibit 10.102 Page 6
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     Please  acknowledge  your  agreement  with the  foregoing  by  signing  the acknowledgment provided below:

                         Very truly yours,

                         WELLSFORD REAL PROPERTIES, INC.

                         By: /s/ Edward Lowenthal
                             --------------------
                         Name:  Edward Lowenthal
                         Title:  President & CEO

Accepted and agreed to this
30th day of September, 2000

CREAMER VITALE WELLSFORD, LLC


By: /s/ Michael J. Vitale
    ---------------------
    Name:  Michael J. Vitale
    Title  Managing Director


FRANK G. CREAMER, JR.
/s/ Frank G. Creamer, Jr.
-------------------------


MICHAEL J. VITALE
/s/ Michael J. Vitale
---------------------

                             Exhibit 10.102 Page 7